Exhibit 99.1

LM Funding Announces Pricing of Upsized $30 Million Underwritten Public Offering Priced At-the-Market

TAMPA, FL, October 18, 2021 – LM Funding America, Inc. (NASDAQ: LMFA) (“LM Funding” or the “Company”), a technology-based specialty finance company that intends to expand into the cryptocurrency mining business, today announced the pricing of an underwritten public offering of 6,315,780 shares of its common stock and warrants to purchase up to 6,315,780 shares of the Company’s common stock. Each share of common stock is being sold in a unit together with one common warrant at a public offering price of $4.75 per unit.

The common warrants will be immediately exercisable at a price of $5.00 per share of common stock and will expire five years from the date of issuance. The shares of common stock and the accompanying common warrants can only be purchased together in the offering, but will be issued separately and will be immediately separable upon issuance. The offering is expected to close on or about October 19, 2021, subject to customary closing conditions.

Maxim Group LLC is acting as sole book-running manager for the offering.

LM Funding also has granted to the underwriter a 45-day option to purchase up to an additional 947,367 shares of common stock and/or common warrants to purchase up to 947,367 shares of common stock, at the public offering price less discounts and commissions.

The gross proceeds from this offering are expected to be approximately $30 million before deducting underwriting discounts and commissions and other expenses payable by the Company.  LM Funding intends to use the net proceeds from this offering for the purchase of cryptocurrency mining equipment, funding other expenses in building out its planned cryptocurrency mining operations, and for other general corporate purposes, including working capital.

The offering is being conducted pursuant to the Company's registration statement on Form S-1 (File No. 333-259423) previously filed with and subsequently declared effective by the Securities and Exchange Commission ("SEC"). A prospectus relating to the offering will be filed with the SEC and will be available on the SEC's website at http://www.sec.gov. Electronic copies of the prospectus relating to this offering, when available, may be obtained from Maxim Group LLC, 300 Park Avenue, 16th Floor, New York, NY 10022, at (212) 895-3745.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About LM Funding America:

LM Funding America, Inc., together with its subsidiaries, is a technology-based specialty finance company that provides funding to nonprofit community associations (Associations) primarily located in the state of Florida, as well as in the states of Washington, Colorado and Illinois, by funding a certain portion of the associations' rights to delinquent accounts that are selected by the Associations arising from unpaid Association assessments. LMFA has also announced that it is entering the cryptocurrency mining business through a new subsidiary, US Digital Mining and Hosting Co., LLC.

Forward-Looking Statements:

Exhibit 99.1

This press release contains forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in the Company's most recent Annual Report on Form 10-K and its other filings with the SEC, which are available at www.sec.gov. These risks and uncertainties include, without limitation, uncertainty created by the COVID-19 pandemic, the risks of entering into and operating in the cryptocurrency mining business, the Company’s ability to acquire new accounts in its specialty finance business at appropriate prices, the need for capital, the Company’s ability to hire and retain new employees, changes in governmental regulations that affect the Company’s ability to collect sufficient amounts on defaulted consumer receivables, changes in the credit or capital markets, changes in interest rates, and negative press regarding the debt collection industry.  The occurrence of any of these risks and uncertainties could have a material adverse effect on the Company’s business, financial condition, and results of operations.

Company Contact: Bruce Rodgers, Chairman and CEO LM Funding America, Inc. Tel (813) 222-8996 investors@lmfunding.com